Exhibit 10.1

APOLLO CAPITAL MANAGEMENT, L.P. APOLLO GLOBAL FUNDING, LLC APOLLO GLOBAL SECURITIES, LLC 9 West 57th Street New York, New York 10019

CONFIDENTIAL
August 25, 2024
GANNETT CO., INC.
175 Sully’s Trail, Ste. 203
Pittsford, NY 14534
Attention: Michael Reed

$900.0 million Term Loan Facility
Commitment Letter
Ladies and Gentlemen:
You have advised Apollo Global Funding, LLC (“AGF”), Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “ACM”, and together with AGF and AGS, “Apollo” or the “Commitment Parties”), that you and certain other of your direct or indirect subsidiaries intend to consummate the transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).
You have further advised us that, in connection therewith, the Borrower (as defined in the Term Sheet referred to below) will obtain the Term Facility (as defined in the Transaction Description), subject to the satisfaction (or waiver by the Commitment Parties) of each of the conditions set forth in Section 6 of this Commitment Letter (as defined below), in the Term Sheet (as defined below) under the paragraph titled “Conditions Precedent to Initial Borrowing” and in Exhibit D hereto.
Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”).
1.Commitments.
In connection with the foregoing, ACM is pleased to advise you of its commitment to provide 100% of the principal amount of the Term Facility upon the terms and subject to the satisfaction (or waiver by the Commitment Parties) of each of the conditions set forth in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”) (limited, in the case of conditions, to those set forth in Section 6 of this Commitment Letter, in the Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” and in Exhibit D hereto).

2.Titles and Roles.
It is agreed that (a) AGF will act as lead bookrunner and lead arranger for the Term Facility and will provide arrangement, structuring, syndication and related services in connection with the Term Facility (together with any Additional Arrangers (as defined below) appointed by the Borrower, each, in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”, and together with the Commitment Parties and their respective affiliates, the “Financial Institutions”, “we” or “us”) and (b) Apollo Administrative Agency, LLC will act as sole administrative agent and collateral agent for the Term Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  Subject to the consent of AGF, you may appoint additional joint bookrunners and joint lead arrangers (the “Additional Arrangers”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles.  You agree that AGF will have “left” placement in any and all marketing materials or other documentation used in connection with the Term Facility and the role and responsibilities customarily associated with such placement. In addition, it is agreed that AGS has been engaged (i) as sole dealer manager to provide structuring and capital markets advise in connection with the First Lien Notes Offer and the exchange of Existing Convertible Notes and (ii) lead arranger, structuring agent and capital markets advisor in connection with the New Convertible Notes (each as such term is defined in the Transaction Description). You and we further agree that no other titles will be awarded (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Term Facility unless you and we shall so agree.
3.Syndication.
Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the Term Facility (which will initially be drafted by our counsel and which may take the form of an amendment to, or an amendment and restatement of, the Existing First Lien Credit Agreement referred to in the Transaction Description), to syndicate all or a portion of the Commitment Parties’ commitments with respect to the Term Facility to a group of lenders that are reasonably satisfactory to you (with your consent not to be unreasonably withheld or delayed) (together with the Commitment Parties, the “Lenders”). Notwithstanding anything to the contrary contained herein, any resales or assignments of loans under the Term Facility by any Lender (including the Commitment Parties) on or following the date of the initial borrowing under the Term Facility (the “Closing Date”) shall be governed by the provisions of the Term Facility as set forth in the Term Sheet. We expect to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication that is reasonably satisfactory to us until the date that is 60 days after the Closing Date. During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you and the proposed Lenders, in all such cases at times mutually agreed upon and (c) your using commercially reasonable efforts to obtain, promptly upon our request, public ratings for the Term Facility from each of Moody’s Ratings and Fitch Ratings. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Term Facility on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Term Facility shall constitute a condition precedent to the availability of the Term Facility on the Closing Date or at any time thereafter.

You also agree to use commercially reasonable efforts to identify that portion of any marketing materials prepared by us, Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower and their respective subsidiaries, taken as a whole, or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Commitment Parties, the Lead Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the Borrower and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”). You hereby acknowledge and agree that any Borrower Materials that (a) are marked “PUBLIC” shall be treated as information that is either (i) publicly available or (ii) not material with respect to Holdings, the Borrower and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”) and (b) are not marked “PUBLIC” shall be treated as information that is not Public Lender Information.
Subject to the first paragraph of this Section 3, the Lead Arrangers will exclusively manage all aspects of any syndication of the Term Facility in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter and the Fee Letter) decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, and the amount and distribution of fees among the Lenders. You agree promptly to prepare and provide to the Lead Arrangers all customary information reasonably requested by the Commitment Parties or the Lead Arrangers that is reasonably available to you with respect to Holdings, the Borrower and their respective subsidiaries and the Transactions (as defined in the Transaction Description), including customary financial information and projections (such projections, the “Projections”), as the Commitment Parties or the Lead Arrangers may reasonably request in connection with the syndication of the Term Facility.
You hereby agree that, until the date that is 60 days after the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities (other than the Term Facility and the New Convertible Notes (as defined in Exhibit A hereto)) by or on behalf of you or your subsidiaries, including the Borrower, without the consent of the Commitment Parties.
4.Information.
You hereby represent that (a) all written factual information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, such differences may be material, and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the date that is 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In committing to provide the Term Facility (and in the syndication thereof), the Commitment Parties will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.
5.Fees.
As consideration for the Commitment Parties’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to us the fees set forth in the fee letter dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letter”), on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.
6.Conditions Precedent.
The Commitment Parties’ obligations to fund and make effective their respective commitments hereunder, and our agreements to perform the services described herein, are subject to (a) the execution and delivery by the Borrower and the Guarantors of definitive documentation with respect to the Term Facility on the terms set forth in the Term Sheet and (b) the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in the Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” and in Exhibit D hereto.
7.Apollo Tender and Exchange
Apollo represents and warrants that the Apollo Funds are, as of the date hereof, the beneficial owners of approximately $441,000,000 in aggregate principal amount of the Existing Convertible Notes (the “Apollo Convertible Notes”) and $81,000,000 in aggregate principal amount of the First Lien Notes (the “Apollo First Lien Notes”). In connection with the closing of the Initial Term Facility, Apollo agrees that the Apollo Funds will: (1) tender to Holdings in the First Lien Notes Offer the Apollo First Lien Notes and deliver consents to the First Lien Notes Amendments with respect to the Apollo First Lien Notes and (2) consummate the Apollo Convertible Note Exchange and deliver consents with respect to the Existing Convertible Notes Amendments with respect to the Apollo Convertible Notes; provided, in each case, that the First Lien Notes Offer and the Apollo Convertible Note Exchange, and the First Lien Notes Amendments and the Existing Convertible Notes Amendments, are made in accordance with the terms set forth in this Commitment Letter. Apollo further agrees that, from the date hereof until the earlier of the consummation of the Transactions or the termination of this Commitment Letter in accordance with its terms, the aggregate principal amount of Apollo First Lien Notes or the Apollo

Convertible Notes beneficially owned by the Apollo Funds on the Closing Date will not be materially different than the aggregate principal amount beneficially owned by the Apollo Funds on the date hereof.
8.Indemnification; Expenses.
You agree (a) to indemnify and hold harmless each Commitment Party, each Lead Arranger and each of their respective affiliates, managed funds and managed accounts and the respective officers, directors, employees, agents, controlling persons, members, partners, advisors and other representatives of each of the foregoing and their respective successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Term Facility, the use or intended use of the proceeds of the Term Facility or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your equity holders, creditors or any other third party or by Holdings, the Borrower or any of their respective subsidiaries or affiliates), and to reimburse each such Indemnified Person promptly upon written demand (together with reasonably detailed back-up documentation) for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) and other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”) or (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned), and (b)  to reimburse the Commitment Parties from time to time, upon presentation of a reasonably detailed summary statement, for reasonable documented out-of-pocket expenses, including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel (in the case of such fees, disbursements and other charges of counsel, in an aggregate amount not to exceed $750,000), in each case, incurred in connection with the Term Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Term Facility and any ancillary documents or security arrangements in connection therewith. It is further agreed that the Commitment Parties shall have no liability to any person other than you, and you shall have no liability to any person other than the Commitment Parties and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the Term Facility or the transactions contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) you or any of your affiliates or the respective directors, officers, employees, advisors, controlling persons, members, representatives and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Term Facility or the transactions contemplated hereby or thereby. The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the definitive documentation for the Term Facility, to the extent covered thereby, upon execution thereof and thereafter shall have no further force and effect. You shall not, without the prior written consent of each applicable Indemnified Person, effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (c) includes customary confidentiality and non-disparagement agreements.
9.Sharing Information; Absence of Fiduciary Relationships; Affiliate Activities.
You acknowledge that the Commitment Parties and their respective affiliates, managed funds and managed accounts may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you and your affiliates may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you or any of your representatives by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates, managed funds and managed accounts do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other persons.
You further acknowledge and agree that (a) each Commitment Party will act as an independent contractor and no fiduciary, advisory or agency relationship or other implied duty between you and us or any of our affiliates, managed funds or managed accounts is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Commitment Party and its applicable affiliates, managed funds and managed accounts (as the case may be) is acting solely as a principal and not as an agent or fiduciary of yours hereunder and the Commitment Parties and their respective affiliates, managed funds and managed accounts, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates, managed funds and managed accounts are engaged in a broad range of transactions that may involve interests that differ from, or conflict with, your interests and that we and our affiliates, managed fund and managed accounts do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) the Commitment Parties and their affiliates, managed funds and managed accounts have not provided any legal, investment, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate and (f) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Commitment Letter and agree that we and our respective affiliates, managed funds and managed accounts shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
You further acknowledge that each Commitment Party or its affiliates may be full service securities firms engaged, either directly or through their affiliates, managed funds and managed accounts, in various activities, including securities trading as well as providing other financial services. In the ordinary course of business, we or our affiliates, managed funds and managed accounts may provide financial services to, and/or we or our affiliates may acquire, hold or sell, for our own or our affiliates’ accounts, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you or your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or our affiliates, managed funds and managed accounts or any of our or our affiliates’ customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. The Commitment Parties or their affiliates, managed funds and managed accounts may also engage in commodities trading or co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.
10.Assignments; Amendments; Governing Law, Etc.
This Commitment Letter shall not be assignable by any party hereto (other than by any Commitment Party to one or more of its designated controlled investments affiliates, managed funds or managed accounts engaged in the making, purchasing, holding or investing in commercial loans and notes and similar extensions of credit in the ordinary course of business, so long as the applicable Commitment Party agrees to remain responsible for its rights, interests and obligations hereunder), without the prior written consent of each other party hereto and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly provided for herein), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent provided for herein); provided that each Commitment Party may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided, further, that, such Commitment Party shall only be released from the portion of its commitment hereunder so assigned to the extent such assignee funds the portion of the commitment assigned to it on the Closing Date on the terms and conditions to such funding set forth herein. Unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as a Commitment Party) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.
This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.
This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Commitment Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
You acknowledge that information and documents relating to the Term Facility may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the applicable Commitment Party. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Term Facility. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.
Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally) with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.
11.Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
12.Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
13.Confidentiality.
This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and the terms or substance thereof or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) in connection with any required filings with the Securities and Exchange Commission or any equivalent regulatory authority in applicable foreign jurisdictions, (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Transactions, (iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the Term Facility from such potential debt providers and (v) to the extent such information becomes publicly available other than by reason of improper disclosure by you or your Related Persons in violation of any confidentiality obligations hereunder and (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term Facility or to the extent customary or required in any public or regulatory filing relating to the Term Facility or the Transactions.
We shall use all non-public information received by or on behalf of us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or prospective Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent practical and permitted by law), (d) upon the request or demand of any governmental, regulatory or self-regulatory authority having or asserting jurisdiction over us or our respective affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory, or self-regulatory authority exercising examination or regulatory authority, we shall promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our respective officers, directors, employees, members, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates, managed funds or managed accounts and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services or providing commitments to you or the Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law), (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions, (l) to the extent you shall have consented to such disclosure in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (m) to the extent necessary in connection with the enforcement of any Commitment Party’s rights and remedies, as well as the rights and remedies of their respective affiliates, managed funds or managed accounts, hereunder or under the Fee Letter; provided that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant, prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Term Facility, to the extent covered thereby, upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.
14.Surviving Provisions.
The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, information, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation and the syndication of the Term Facility, shall automatically terminate and be superseded by the definitive documentation relating to the Term Facility upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Commitment Parties’ commitments with respect to the Term Facility (or portion thereof pro rata among the Commitment Parties) hereunder at any time subject to the preceding sentence.
15.PATRIOT Act Notification, etc..
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.
16.Acceptance and Termination.
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of each Fee Letter not later than 11:59 p.m., New York City time, on the date hereof. The Commitment Parties’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that either (i) closing of the Transactions does not occur on or before February 25, 2025, or (ii) the Stockholder Approval is not obtained on or before the Stockholder Approval Deadline, then this Commitment Letter and the Commitment Parties’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.
[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.
Very truly yours,
APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates

By: Apollo Capital Management GP, LLC,
its general partner

By: /s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO GLOBAL FUNDING, LLC

By: /s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

APOLLO GLOBAL SECURITIES, LLC

By: /s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

[Commitment Letter - Signature Page]

Accepted and agreed to as of
the date first above written:

GANNETT CO., INC.
By:    /s/ Douglas E. Horne
Name: Douglas E. Horne
Title: Chief Financial Officer

[Commitment Letter - Signature Page]

EXHIBIT A
$900.0 million Term Loan Facility
Transaction Description1

Gannett Co., Inc., a Delaware corporation (“Holdings”), and Gannett Holdings LLC, a Delaware limited liability company (the “Borrower”), intend to refinance (the “Refinancing”) certain indebtedness under (i) the First Lien Credit Agreement, dated as of October 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing First Lien Credit Agreement”), by and among Holdings, the Borrower, each guarantor party thereto, the lenders from time to time party thereto, Citibank, N.A. (“Citibank”), as collateral agent for the lenders, and Citibank, as administrative agent for the lenders, (ii) the Indenture, dated as of November 17, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Convertible Notes Indenture”), by and among Holdings, as issuer, the subsidiary guarantors from time to time party thereto and U.S. Bank National Association, as trustee and (iii) the Indenture, dated as of October 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Notes Indenture”), by and among Holdings, as issuer, the guarantors from time to time party thereto, U.S. Bank National Association, as trustee, and U.S. Bank National Association, as collateral agent, registrar, paying agent and authentication agent.
In connection with the Refinancing, it is intended that:
1.the Borrower will amend and restate the Existing First Lien Credit Agreement as described in the Term Sheet to provide for a new term loan facility in an aggregate principal amount of up to $900 million, consisting of up to a $674.4 million initial term loan (the “Initial Term Facility”) and up to a $225.6 million delayed draw term loan (the “Delayed Draw Facility” and, together with the Initial Term Facility, the “Term Facility”);
2.Holdings or one or more of its affiliates will make a tender offer and consent solicitation (a “First Lien Notes Offer”) to each holder of Holdings’ issued and outstanding 6.000% First Lien Notes due 2026 issued under the First Lien Notes Indenture (the “First Lien Notes”) at $1,000 for each $1,000 principal amount of First Lien Notes tendered, pursuant to which the offeror shall purchase any First Lien Notes validly tendered in the First Lien Notes Offer (or at the option of such holder, exchange for Loans at par; any holder so exchanging, an “Exchanging First Lien Noteholder”); the consent solicitation will seek to amend the terms of the First Lien Notes and the First Lien Notes Indenture to (the “First Lien Notes Amendments”), among other things, remove certain affirmative and negative covenants and related events of default;
3.in connection with the settlement of the First Lien Notes Offer, Holdings will purchase from funds, accounts or other clients managed by Apollo or its Affiliates (collectively, the “Apollo Funds”) all of the Apollo First Lien Notes, and the Apollo Funds will sell to Holdings the Apollo First Lien Notes and deliver consents to the amendments to the First Lien Notes Indenture described in the First Lien Notes Offer with respect to the Apollo First Lien Notes, for a price of $1,000 for each $1,000 principal amount of First Lien Notes purchased and for which consents have been provided;
1     All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit is attached or in the other Exhibits thereto.
Exh. A-1

4.Holdings will solicit, at the earliest practicable date after the date hereof, but in no event later than November 23, 2024 (the “Stockholder Approval Deadline”), such approval (the “Stockholder Approval”) as may be required by the applicable rules and regulations of the New York Stock Exchange (“NYSE”) from the stockholders of Holdings to consent to the issuance of shares of common stock, par value $0.01 per share (“Common Stock”), of Holdings issuable upon conversion of the New Convertible Notes (as defined below) in excess of 19.99% of the issued and outstanding Common Stock as of immediately prior to the date of issuance of the New Convertible Notes;
5.in the event the Stockholder Approval is received, Holdings will exchange (the “Apollo Convertible Note Exchange”) all of the 6.000% Convertible Senior Secured Notes due 2027 issued under the Convertible Notes Indenture (the “Existing Convertible Notes”) held by the Apollo Funds and deliver consents with respect to certain amendments to the Convertible Notes Indenture as follows: (i) 50% of the aggregate principal amount of Existing Convertible Notes will be exchanged for cash at a rate of $1,110 per $1,000 principal amount exchanged and (ii) 50% of the aggregate principal amount of Existing Convertible Notes will be exchanged for new 6.000% Senior Secured Convertible Notes due 2031 (the “New Convertible Notes”) as described in the Existing Convertible Notes and the Convertible Notes Term Sheet attached hereto as Exhibit C; the consents will amend the terms of the Existing Convertible Notes and the Convertible Notes Indenture to, among other things, remove certain affirmative and negative covenants and related events of default and otherwise permit the Transactions (the “Existing Convertible Notes Amendments”);
6.  Holdings will seek to consummate one or more exchange(s) with other holders of Existing Convertible Notes if requested by such holders on terms and conditions no more favorable to such holders than the terms of the Apollo Convertible Note Exchange (including with respect to the amount of cash, aggregate principal amount of New Convertible Notes issued or any other consideration delivered); provided, if Holdings determines to provide more favorable terms and conditions to such holders as part of any exchange, Holdings shall provide the benefit of any such terms and conditions to the Apollo Funds with respect to the Existing Convertible Notes exchanged by the Apollo Funds; and
7.fees and expenses incurred to obtain the First Lien Term Facility and to consummate the Refinancing will be paid.
The Refinancing and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.
Exh. A-2

EXHIBIT B
$900.0 million Term Loan Facility
Summary of Principal Terms and Conditions2

Borrower:	Gannett Holdings LLC, a Delaware limited liability company (the “Borrower”).
Holdings:	Gannett Co., Inc., a Delaware corporation (“Holdings”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent and Collateral Agent:
Apollo Administrative Agency, LLC will act as sole administrative agent and sole collateral agent in respect of the Term Facility (in such capacities, the “Administrative Agent”) for a syndicate of lenders (together with the Commitment Parties, the “Lenders”), and will perform the duties customarily associated with such roles.

2     All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached (the “Commitment Letter”) or in the other Exhibits thereto.
Exh. B-1

Credit Facilities:
(A)A senior secured first lien term loan facility (the “Initial Term Facility”) in an aggregate principal amount of up to $674.4 million.  Lenders under the Initial Term Facility are collectively referred to as “Initial Term Lenders” and the loans thereunder are collectively referred to as the “Initial Term Loans”. The Initial Term Lenders shall include any Exchanging First Lien Noteholders to the extent they validly exchange their First Lien Notes for loans under the Initial Term Facility in connection with the First Lien Notes Offer (and the principal amount of the Initial Term Facility shall be increased accordingly). The Initial Term Loans will be funded in full on the Closing Date in United States Dollars.
(B)A senior secured first lien delayed draw term loan facility (the “Delayed Draw Facility” and, together with the Initial Term Facility, the “Term Facility”) in an aggregate principal amount of $225.6 million (the “Maximum DDTL Amount”); provided that the Maximum DDTL Amount shall be automatically reduced dollar-for-dollar by the amount of net cash proceeds received by Holdings and its subsidiaries from non-ordinary course asset sales or other non-ordinary course dispositions of property on or after the date hereof and prior to the DDTL Commitment Expiration Date (as defined below). Lenders under the Delayed Draw Facility are collectively referred to as “DDTL Lenders” and the loans under the Delayed Draw Facility are collectively referred to as “DDTL Loans”. The DDTL Loans, together with the Initial Term Loans, are collectively referred to as the “Loans”.
For the avoidance of doubt, the DDTL Loans shall have the same terms as the Initial Term Loans and will be fungible and coterminous when amounts are outstanding. The Initial Term Loans and the DDTL Loans will form one single class under the Facilities Documentation (as defined below).[3]

Purpose:
(A)The proceeds of the Initial Term Facility on the Closing Date will be used by the Borrower to finance the Transactions.
(B)The proceeds of borrowings under the Delayed Draw Facility will be used to finance the redemption of First Lien Notes not held by the Apollo Funds on the Closing Date (if any) and thereafter and to pay related fees and expenses.

3 For the avoidance of doubt, the Delayed Draw Facility may be drawn on the Closing Date to finance the repurchase of First Lien Notes and/or Existing Convertible Notes (other than First Lien Notes or Existing Convertible Notes, as applicable, tendered by the Apollo Funds).

Exh. B-2

Availability:
(A) The full amount of the Initial Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Initial Term Facility that are repaid or prepaid may not be reborrowed.
(B)The Delayed Draw Facility will be available to the Borrower on or after the Closing Date until the earliest to occur of (i) the date on which the Maximum DDTL Amount has been drawn, (ii) the date that is six (6) months after the Closing Date and (iii) the date on which the commitments in respect of the Delayed Draw Facility have been reduced to zero (such earliest date, the “DDTL Commitment Expiration Date”); provided that the making of the DDTL Loans shall be conditioned upon (a) delivery of a customary borrowing notice prior to the requested date of such borrowing, (b) the accuracy of representations and warranties set forth in the Facilities Documentation in all material respects, (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such DDTL Loans, and (d) delivery of an officer’s certificate by a responsible officer of the Borrower (each, a “DDTL Certificate”) certifying to the satisfaction of clauses (b) and (c). The Delayed Draw Facility may be drawn on the Closing Date, and thereafter in minimum amounts to be agreed. Amounts borrowed under the Delayed Draw Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	SOFR + 500bps, subject to a 150bps SOFR floor.
Default Rate:	Upon the occurrence and during the continuance of any payment default, the applicable interest rate on the overdue amount shall increase by 2.00% per annum.
Final Maturity:	The Loans will mature on the date that is five years after the Closing Date (the “Maturity Date”).
Amortization:	Commencing with the first fiscal quarter ending after the Closing Date, the Borrower shall repay principal of outstanding Loans on the last business day of each fiscal quarter prior to the Maturity Date in an amount equal to $17.0 million, and on the Maturity Date, in an amount equal to the then unpaid principal amount of such Loans outstanding. Each quarterly amortization payment shall be allocated pro rata amongst the outstanding Loans at such time. Notwithstanding anything to the contrary, in connection with each borrowing of DDTL Loans funded after the Closing Date, the amortization payments may be adjusted in a manner reasonably acceptable to the Borrower and the Administrative Agent to ensure that such borrowing of DDTL Loans are fungible with the Term Loans or any other DDTL Loans outstanding on the date such DDTL Loans are funded.
Guarantees:
All obligations of the Borrower under the Term Facility will be unconditionally guaranteed (the “Guarantees”) on a senior secured basis by (i) Holdings and (ii) each existing and subsequently acquired or organized subsidiary of Holdings, subject to customary carve-outs and exclusions consistent with the Existing First Lien Credit Agreement (together with Holdings, the “Guarantors”).

Security:
The Term Facility and the Guarantees will be secured on a perfected first-priority basis by all of the assets of the Borrower and each Guarantor, whether owned on the Closing Date or thereafter acquired, subject to customary limitations and exceptions consistent with the Existing First Lien Credit Agreement (collectively, the “Collateral”).

Exh. B-3

Mandatory Prepayments:	Substantially the same as the mandatory prepayments requirements set forth in the Existing First Lien Credit Agreement, except solely with respect to the proceeds from non-ordinary course asset sales or other non-ordinary course dispositions of property, subject to the right of Holdings and its subsidiaries to redeem the First Lien Notes in lieu of prepaying the loans under the Term Facility.
Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of commitments in respect of the Delayed Draw Facility and prepayments of loans under the Term Facility, in whole or in part (and in minimum amounts to be mutually agreed), will be permitted at any time at par plus accrued and unpaid interest to, but not including, the date of prepayment but without premium or penalty, upon not less than three business days’ prior written notice, at the option of the Borrower at any time.
Facilities Documentation:
The definitive documentation for the Term Facility (the “Facilities Documentation”), which will be drafted by counsel to the Administrative Agent, will be based upon and, except as expressly set forth herein (including pursuant to Annex A), substantially consistent with the Existing First Lien Credit Agreement, giving due regard to changes necessary to reflect the Administrative Agent’s administrative and operational requirements.

Representations and Warranties:	Same as the representations and warranties set forth in the Existing First Lien Credit Agreement.
Conditions Precedent to Initial Borrowing:	The initial borrowing under the Term Facility will be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit C to the Commitment Letter.
Affirmative Covenants:
Substantially the same as the affirmative covenants set forth in the Existing First Lien Credit Agreement (including with respect to “baskets”, exceptions and materiality thresholds and qualifiers), except (a) as shall be necessary to contemplate and permit the Transactions and (b) to remove the requirement in Section 7.01(a)(vi) of the Existing First Lien Credit Agreement to provide annual projections.

Exh. B-4

Negative Covenants:
Substantially the same as the negative covenants set forth in the Existing First Lien Credit Agreement (including with respect to “baskets”, exceptions and materiality thresholds and qualifiers), except as shall be agreed to contemplate and permit the Transactions.

Financial Covenant:	Substantially the same as the financial covenant set forth in the Existing First Lien Credit Agreement, except as shall be agreed to contemplate and permit the Transactions.
Events of Default:	Same as the event of default provisions set forth in the Existing First Lien Credit Agreement.
Assignments and Participations:	Same as the assignment and participation provisions set forth in the Existing First Lien Credit Agreement.
Expenses and Indemnification:	Same as the expenses and indemnification provisions set forth in the Existing First Lien Credit Agreement.
Governing Law and Forum:	New York.
Counsel to Administrative Agent and Commitment Parties:	Paul, Weiss, Rifkind, Wharton & Garrison LLP.
Exh. B-5

EXHIBIT C
Up to $243.0 million Senior Secured Convertible Notes
Summary of Principal Terms and Conditions

Issuer:	Holdings, in its capacity as the issuer of the Senior Secured Convertible Notes, is referred to as the “Issuer.”
Principal Amount:	Up to $243 million.
Maturity:	The Senior Secured Convertible Notes will mature on December 1, 2031.
Interest Rate:	6.000% per annum.
Guarantees:	Same as the Term Facility.
Security:
The Senior Secured Convertible Notes and the Guarantees will be secured by all of the assets of the Borrower and each Guarantor, whether owned on the Closing Date or thereafter acquired, subject to customary limitations and exceptions consistent with the Existing First Lien Credit Agreement (collectively, the “Collateral”).

Lien Priority:	The Senior Secured Convertible Notes and the Guarantees will be secured by liens that are junior to the liens securing the Term Facility and senior to the liens securing the Existing Convertible Notes.
Conversion Price:	$5.00, subject to customary adjustments.
Conversion Rights:	Similar to the conversion rights set forth in the Existing Convertible Notes Indenture.
Anti-dilution Adjustments:	Similar to the anti-dilution adjustments set forth in the Existing Convertible Notes Indenture, except that the “dilutive issuance” adjustment will be modified to reflect the principal amount of the offering.
Exh. C-1

Redemption:
Similar to the redemption provisions set forth in the Existing Convertible Notes Indenture, except that the Company may only redeem up to 30% of the outstanding principal amount of the Senior Secured Convertible Notes at a redemption price of 140.0% prior to December 1, 2030 (provided that if the Term Facility is refinanced or amended so as to permit the redemption of the New Convertible Notes in an amount equal to or greater than such principal amount, December 1, 2028).

Change of Control/Fundamental Changes:	Similar to the Change of Control/Fundamental Change provisions set forth in the Existing Convertible Notes Indenture, except the Make-Whole Fundamental Change calculation to be adjusted for the extended maturity.
Financial Covenant:	Similar to the Existing Convertible Notes Indenture.
Affirmative Covenants:	Substantially the same as the affirmative covenants set forth in the Existing Convertible Notes Indenture (including with respect to “baskets”, exceptions and materiality thresholds and qualifiers), except as shall be necessary to contemplate and permit the Transactions.
Negative Covenants:
Substantially the same as the negative covenants set forth in the Existing Convertible Notes Indenture (including with respect to “baskets”, exceptions and materiality thresholds and qualifiers), except as shall be agreed to contemplate and permit the Transactions.

Events of Default:	Similar to the events of default provisions set forth in the Existing Convertible Notes Indenture.
Registration Rights:	Consistent with registration rights for the Existing Convertible Notes.
Trustee, Conversion Agent, etc.:	Existing trustee or another trustee reasonably acceptable to the Commitment Parties.
Exh. C-2

Documentation:
The definitive documentation for the Senior Secured Convertible Notes, which will be drafted by counsel to the Commitment Parties, will be based upon and, except as expressly set forth herein or otherwise as necessary to adjust for the extended maturity of the Senior Secured Convertible Notes, substantially consistent with that certain Indenture, dated as of November 17, 2020 (as amended, supplemented or otherwise modified from time to time to the date hereof, the “Existing Convertible Notes Indenture”), by and among the Issuer, the subsidiary guarantors from time to time party thereto and U.S. Bank National Association, as trustee.

Governing Law and Forum:	New York.
Counsel to Commitment Parties:	Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Exh. C-3

EXHIBIT D
$900.0 million First Lien Term Loan Facilities
Conditions Precedent to Initial Borrowings4

Except as otherwise set forth below, the initial borrowing under the Initial Term Facility and the availability of the commitments in respect of the Delayed Draw Facility shall be subject to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially concurrently with the other Transactions):
1.    The Refinancing in respect of (a) the term loans under the Existing First Lien Credit Agreement and the First Lien Notes held by the Apollo Funds and (b) the Apollo Convertible Note Exchange, in each case shall be consummated substantially concurrently with the initial funding under the Initial Term Facility.
2.     Holdings shall have obtained the Stockholder Approval on or before the Stockholder Approval Deadline.
3.     The Commitment Parties shall have received (a) audited consolidated balance sheets of Holdings and its subsidiaries as of the end of the two most recently completed fiscal years ended at least 90 days before the Closing Date and related consolidated statements of operations, stockholders’ equity and cash flows of Holdings and its subsidiaries for the two most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations and cash flows of Holdings and its subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof, in each case prepared in accordance with GAAP; provided, that the filing of the foregoing financial statements with the Securities and Exchange Commission within the time periods specified in clauses (a) and (b) above will satisfy the foregoing requirements.
4.    The execution and delivery of reasonably satisfactory customary legal opinions of counsel for the Borrower and for the Guarantors, customary corporate organizational documents, customary evidence of authorization, customary officer’s certificates, certificates of existence or good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor, a certificate from the chief financial officer or equivalent of Holdings in the form attached as Exhibit E hereto (or, at your option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency after giving effect to the Transactions and the other transactions contemplated hereby, customary lien searches relating to the Borrower and the Guarantors; all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and a beneficial ownership certificate (the “Beneficial Ownership Certification”) for any Borrower or Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) (the “Beneficial Ownership Regulation”) to any Lender that has requested such certification (in each case, with such documentation and information to be requested not later than 10 business days prior to the Closing Date and to be delivered at least three business days prior to the Closing Date); and all documents and instruments required for continued
4     All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit C is attached or in the other Exhibits thereto.
Exhibit D-1

perfection of security interests in the Collateral to the extent required by the Facilities Documentation to be perfected on or prior to the Closing Date, which may take the form of an amendment and restatement of the existing Security Documents (as defined in the Existing First Lien Credit Agreement) or a reaffirmation thereof; the execution of the guarantees by the Guarantors, which may take the form of an amendment and restatement of the existing Guaranty (as defined in the Existing First Lien Credit Agreement) or a reaffirmation thereof.
5.    The representations and warranties of the Borrower and the Guarantors set forth in the Facilities Documentation shall be true and correct in all material respects on and as of the Closing Date (except to the extent qualified by materiality, in which case such representations and warranties shall be true and correct in all respects).
6.    No Default or Event of Default under the Facilities Documentation shall have occurred and be continuing on the Closing Date, or would result from the consummation of the Transactions.
7.    Since December 31, 2023, no Material Adverse Effect (as defined in the Existing First Lien Credit Agreement (as in effect on the date hereof)) shall have occurred.
8.    All fees required to be paid on the Closing Date pursuant to the Commitment Letter, the Fee Letter and any fee letter between the Borrower and the Administrative Agent and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been paid (which amounts may be offset against the proceeds of the Term Facility).
9.    The aggregate amount of unrestricted cash on the consolidated balance sheet of Holdings and its subsidiaries (“Unrestricted Cash”) as of the Closing Date shall not be less than $100,000,000 (the “Cash Target”); provided that the Cash Target shall be reduced to reflect payments of ordinary course working capital requirements made consistently with past practice.
Notwithstanding the foregoing, the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions described in the immediately preceding paragraphs 1 through 9 (inclusive) are satisfied (it being understood that, to the extent the perfection of any security interest in any Collateral is not or cannot be continued on the Closing Date (other than the continued perfection (including by delivery of stock or other equity certificates, if any) of security interests (i) in the equity interests in the Borrower and any domestic subsidiaries of the Borrower (in each case, to the extent constituting Collateral under the Existing First Lien Credit Agreement) and (ii) in other assets with respect to which a perfected lien may be continued by the filing of an amended financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the continued perfection of a security interest in such Collateral shall not constitute a condition precedent to the initial borrowing under the Initial Term Facility and the availability of the commitments in respect of the Delayed Draw Facility on the Closing Date (and the borrowing under the Delayed Draw Term Facility on or after the Closing Date), but instead such perfection shall be required to be continued after the Closing Date within 90 days after the Closing Date, subject to such extensions to such period as are agreed to by the Administrative Agent in its sole discretion, pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably).
Exhibit D-2

EXHIBIT E
FORM OF
SOLVENCY CERTIFICATE

[ ], 20[ ]

This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ], 20[ ], among [ ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned hereby certifies, solely in [his] [her] capacity as an officer of Holdings and not in [his] [her] individual capacity, as follows:
1.I am the [Chief Financial Officer] of Holdings . I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [ ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.
2.As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of Holdings and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Holdings and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
3.As of the date hereof, immediately after giving effect to the consummation of the Transactions, Holdings does not intend to, and Holdings does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.
This Solvency Certificate is being delivered by the undersigned officer only in [his] [her] capacity as [Chief Financial Officer] of Holdings and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.
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Exhibit E-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]
By:

Name: Title: [Chief Financial Officer]

Exhibit E-2